Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 20, 2008	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 4Q & FY’07 FINANCIAL RESULTS

JACKSONVILLE, FL –Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fourth quarter and fiscal year ended February 2, 2008. The Company’s fiscal 2007 was a 52-week year; the Company’s fiscal 2006 was a 53-week year ending February 3, 2007.

Fourth quarter results

For the fourth quarter of 2007, the Company incurred a net loss of $(12.1) million or $(0.30) per diluted share as compared to net income of $21.1 million or $0.48 per diluted share in 2006. As previously reported, for the 13 weeks ended February 2, 2008, sales decreased 9.4 percent to $417.4 million from the $461.0 million for the 14 weeks ended February 3, 2007. Excluding the extra week in last year’s fourth quarter, sales decreased 3.3 percent. Comparable store sales for the 13 weeks ended February 2, 2008 decreased 6.2 percent from the 13 weeks ended February 3, 2007.

Gross profit decreased to $84.1 million or 20.1 percent of net sales from $135.5 million or 29.4 percent of net sales. The gross profit rate decreased primarily due to significantly higher markdowns and increased occupancy costs, slightly offset by improved markup.

Selling, general and administrative (SG&A) expenses were $106.2 million or 25.4 percent of net sales as compared to $108.7 million or 23.6 percent of net sales during the prior year’s fourth quarter. The SG&A rate was higher due to a lack of leverage on decreased sales. Store closing and asset impairment charges of $4.7 million and $1.3 million were recorded in the fourth quarter of 2007 and 2006, respectively.

“The steep decline in business last fall required us to take an exceptional amount of markdowns in the fourth quarter to move seasonal merchandise,” noted president and chief executive officer Linda M. Farthing. “Although very costly, it did allow us to reduce our overall inventory to levels more appropriate for this uncertain retailing climate.”

Fiscal year results

For the fiscal year 2007, the Company incurred a net loss of $(4.5) million or $(0.11) per diluted share, as compared to net income of $37.2 million or $0.85 per diluted share in 2006. As previously reported, for the 52 weeks ended February 2, 2008, net sales totaled $1.46 billion, a 2.9 percent decrease from the $1.50 billion in net sales for the 53 weeks ended February 3, 2007. Excluding the extra week for last year, sales decreased 1.5 percent. Comparable store sales for the 52 weeks ended February 2, 2008 decreased 4.0 percent from the 52 weeks ended February 3, 2007.

Gross profit was $361.4 million or 24.8 percent of net sales in 2007 compared to $416.3 million or 27.7 percent of net sales in 2006. The gross profit rate decreased primarily due to increased markdowns and occupancy costs, slightly offset by improved markup.

Selling, general and administrative (SG&A) expenses were $388.6 million or 26.7 percent of net sales as compared to $376.6 million or 25.1 percent of net sales during the prior year. The SG&A rate was higher due to a lack of leverage on decreased sales, and reflected increased advertising, depreciation and costs related to the transition of the president/CEO position. Store closing and asset impairment charges of $5.2 million and $2.4 million were recorded in 2007 and 2006, respectively.

Other income decreased $1.8 million for the fourth quarter due to a $1.8 million settlement received in 2006 from the Visa Check/MasterMoney anti-trust litigation. However for the year, other income increased $3.2 million, which reflects the increased revenues from our credit card program that was introduced in October 2006.

During 2007, 14 new stores were opened, two were closed and two were relocated. At February 2, 2008, there were 280 stores in operation as compared to 268 at the same time last year.

“Although it was in line with our revised projections, our 2007 performance was deeply disappointing,” commented Linda M. Farthing, president and chief executive officer. “We are committed to improved results in 2008, despite the difficulties in the current economic environment.”

Looking Ahead

Farthing characterized her plans for the current fiscal year as cautious and disciplined. “We will be controlling inventory very tightly, and we have already taken steps to reduce our costs to only the most necessary expenditures,” she said.

“Our main emphasis in 2008 is finding innovative ways to reach and satisfy our current customers, as well as develop new ones,” she continued. “We will be exploring and testing several new initiatives to build on our traditional strength of meeting our shoppers’ expectations with exciting merchandise and customer service.”

Farthing identified more opportunistic purchasing, and flexing the selling floor space to feature more product lines and expanded merchandise categories as areas that are being targeted to enhance productivity. She also pointed to enhancing the in-store experience, elevating the marketing program, and a continued effort to improve operational efficiencies as additional keys to success in 2008.

Store network update

As previously indicated, the Company has moderated its new store-opening program. The current plan is to open six new stores and relocate one store (Nashville, TN) in 2008. One new store (Franklin, NJ) opened last week and four more (Holmdel, NJ; Indianapolis, IN; Westborough, MA and Phoenix, AZ) will open by the end of the first quarter. A store in Port St. Lucie, FL will open later in the year. The current expectation is for six existing stores to close in 2008, which would result in no new net growth and an expected year-end store count of 280 locations.

Conference Call

Management will hold a conference call for investment analysts at 10 a.m. ET this morning to discuss these results and Company strategy for 2008. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until March 29, 2008.

Reminder

As previously announced, management has discontinued providing sales and earnings guidance for future periods due to the current volatile retailing environment. The Company will continue to report total and comparable stores sales monthly, and will issue complete financial results quarterly.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changes in consumer spending due to current events and/or general economic conditions

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

Unaudited

(In thousands, except for share data)

	February 2, 2008	February 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,145	$17,560
Short-term investments	—	10,835
Trade and other receivables	12,372	10,164
Inventories	262,496	290,943
Income taxes receivable	14,103	—
Prepaid expenses and other current assets	13,985	14,531

Total current assets	318,101	344,033
Property and equipment, net	110,687	113,254
Other assets	31,751	23,064

Total assets	$460,539	$480,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,124	$83,243
Accrued liabilities	75,508	78,522
Income taxes payable	—	7,483

Total current liabilities	152,632	169,248
Notes payable to banks	27,133	—
Other liabilities	24,085	22,931

Total liabilities	203,850	192,179
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock—$.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock—$.01 par value; 100,000,000 shares authorized; 41,831,182 and 43,736,720 shares issued and outstanding, respectively	418	437
Additional paid-in capital	5,288	21,803
Retained earnings	250,983	265,932

Total stockholders’ equity	256,689	288,172

Total liabilities and stockholders’ equity	$460,539	$480,351

Stein Mart, Inc.

Consolidated Statements of Operations

Unaudited

(In thousands, except for share amounts)

	13 Weeks Ended February 2, 2008	14 Weeks Ended February 3, 2007	Year Ended February 2, 2008	Year Ended February 3, 2007
Net sales	$417,444	$460,990	$1,457,645	$1,501,296
Cost of merchandise sold	333,354	325,523	1,096,235	1,084,975

Gross profit	84,090	135,467	361,410	416,321
Selling, general and administrative expenses	106,225	108,651	388,572	376,611
Other income, net	5,006	6,843	21,376	18,214

Income (loss) from operations	(17,129)	33,659	(5,786)	57,924
Interest (expense) income, net	(433)	(90)	(794)	1,006

Income (loss) before income taxes	(17,562)	33,569	(6,580)	58,930
Income tax benefit (provision)	5,414	(12,501)	2,050	(21,754)

Net income (loss)	$(12,148)	$21,068	$(4,530)	$37,176

Net income (loss) per share:
Basic	$(0.30)	$0.49	$(0.11)	$0.86

Diluted	$(0.30)	$0.48	$(0.11)	$0.85

Weighted-average shares outstanding:
Basic	41,158	43,147	42,123	43,196

Diluted	41,158	43,789	42,123	43,877

Stein Mart, Inc.

Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Year Ended February 2, 2008	Year Ended February 3, 2007
Cash flows from operating activities:
Net Income (loss)	$(4,530)	$37,176
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,068	23,992
Impairment of property and other assets	4,017	649
Store closing charges	1,145	1,973
Deferred income taxes	(4,492)	(4,536)
Share-based compensation	5,502	5,505
Tax benefit from equity issuances	180	794
Excess tax benefits from share-based compensation	(151)	(742)
Changes in assets and liabilities:
Trade and other receivables	(2,208)	957
Inventories	28,447	(25,155)
Income taxes receivable	(14,103)	—
Prepaid expenses and other current assets	951	(859)
Other assets	(1,993)	(7,736)
Accounts payable	(6,119)	(5,165)
Accrued liabilities	(2,770)	(2,577)
Income taxes payable	(13,091)	(2,409)
Other liabilities	990	8,452

Net cash provided by operating activities	17,843	30,319

Cash flows from investing activities:
Capital expenditures	(25,898)	(48,759)
Purchases of short-term investments	(36,580)	(641,005)
Sales of short-term investments	47,415	735,105

Net cash (used in) provided by investing activities	(15,063)	45,341

Cash flows from financing activities:
Borrowings under notes payable to banks	365,811	166,021
Repayments of notes payable to banks	(338,678)	(166,021)
Cash dividends paid	(10,263)	(76,285)
Excess tax benefits from share-based compensation	151	742
Proceeds from exercise of stock options	3,556	2,171
Proceeds from employee stock purchase plan	1,127	1,160
Repurchase of common stock	(26,899)	(6,088)

Net cash used in financing activities	(5,195)	(78,300)

Net decrease in cash and cash equivalents	(2,415)	(2,640)
Cash and cash equivalents at beginning of year	17,560	20,200

Cash and cash equivalents at end of year	$15,145	$17,560

Supplemental disclosures of cash flow information:
Income taxes paid	$28,216	$25,009
Interest paid	988	434